UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2015

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 818-871-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 17, 2015, the Company entered into a Stipulation and Agreement of Settlement, dated November 17, 2015 (the “Derivative Action Settlement Agreement”), relating to the proposed settlement of the consolidated shareholder derivative action, captioned In re Ixia Shareholder Derivative Litigation (the “Derivative Action”), that is currently pending against the Company, as a nominal defendant, and certain of its current and former officers and directors in the U.S. District Court for the Central District of California (the “Court”). The Derivative Action Settlement Agreement would resolve all of the claims asserted against the defendants in the Derivative Action and is subject to the Court’s preliminary and final approval.

The Derivative Action Settlement Agreement implements the agreement in principle to settle the Derivative Action that was entered into in July 2015 and disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2015. The Derivative Action Settlement Agreement provides, among other terms, for the Company to implement certain corporate governance measures and for the plaintiffs’ counsel to apply to the Court for an award of attorneys’ fees and expenses in an amount not to exceed $575,000. The Company expects that any fees and expenses awarded by the Court to the plaintiffs’ counsel would be paid by one of the Company’s insurance carriers. The Derivative Action Settlement Agreement does not include any admission of wrongdoing or liability on the part of the Company or the individual defendants and provides for a dismissal of, and a release of all claims asserted against the defendants in, the Derivative Action.

On November 17, 2015, the Company also entered into a Stipulation and Agreement of Settlement, dated November 11, 2015 (the “Class Action Settlement Agreement”), relating to the proposed settlement of the purported securities class action, captioned Oklahoma Firefighters Pension & Retirement System and Oklahoma Law Enforcement Retirement System v. Ixia, Victor Alston, Atul Bhatnagar, Thomas B. Miller, and Errol Ginsberg (the “Class Action”), that is currently pending in the Court against the Company and certain of its current and former officers and directors. The Class Action Settlement Agreement would resolve all of the claims asserted against the defendants in the Class Action and is subject to the Court’s preliminary and final approval.

The Class Action Settlement Agreement implements the agreement in principle to settle the Class Action that was entered into in August 2015 and disclosed by the Company in a Current Report on Form 8-K filed with the SEC on August 28, 2015. The Class Action Settlement Agreement provides, among other terms, for a settlement payment of $3.5 million, which we expect would be paid in full by one of the Company’s insurance carriers. The Class Action Settlement Agreement does not include any admission of wrongdoing or liability on the part of the Company or the individual defendants and provides for a dismissal of, and a release of all claims asserted against the defendants in, the Class Action.

Hearings for the Court to consider the preliminary approval of the Derivative Action Settlement Agreement and the Class Action Settlement Agreement have been noticed to be held on February 22, 2016.

For certain additional information regarding the Derivative Action and the Class Action, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as filed with the SEC on November 6, 2015.

Copies of the Derivative Action Settlement Agreement and Class Action Settlement Agreement are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K (this “Form 8-K”).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following Exhibits are filed as part of this Form 8-K:

Exhibit No.	Description

99.1

Stipulation and Agreement of Settlement, dated November 17, 2015, by and among Erie County Employees’ Retirement Fund, Colleen Witmer, the Company, Victor Alston, Atul Bhatnagar, Thomas B. Miller, Errol Ginsberg, Jonathan Fram, Laurent Asscher, Gail Hamilton, Jon F. Rager, Alan Grahame, Raymond de Graaf, Walker H. Colston II, and Ronald W. Buckly

99.2

Stipulation and Agreement of Settlement, dated November 11, 2015, by and among Oklahoma Firefighters Pension & Retirement System, Oklahoma Law Enforcement Retirement System, Victor Alston, Atul Bhatnagar, Thomas B. Miller, Errol Ginsberg, and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: December 1, 2015	By:	/s/ Matthew S. Alexander
Matthew S. Alexander Senior Vice President, General Counsel, and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1

Stipulation and Agreement of Settlement, dated November 17, 2015, by and among Erie County Employees’ Retirement Fund, Colleen Witmer, the Company, Victor Alston, Atul Bhatnagar, Thomas B. Miller, Errol Ginsberg, Jonathan Fram, Laurent Asscher, Gail Hamilton, Jon F. Rager, Alan Grahame, Raymond de Graaf, Walker H. Colston II, and Ronald W. Buckly

99.2

Stipulation and Agreement of Settlement, dated November 11, 2015, by and among Oklahoma Firefighters Pension & Retirement System, Oklahoma Law Enforcement Retirement System, Victor Alston, Atul Bhatnagar, Thomas B. Miller, Errol Ginsberg, and the Company